Exhibit 5.2
CONSENT OF McCARTHY TÉTRAULT LLP
Re: Registration Statement on Form F-10 of Score Media and Gaming Inc.
We hereby consent to the references to us under the heading “Legal Matters and Interest of Experts” in the short form base shelf prospectus dated January 7, 2021 and on the front cover page of, and under the headings “Eligibility for Investment”, “Certain Canadian Federal Income Tax Considerations”, “Legal Matters” and “Documents Filed as Part of the Registration Statement” in the preliminary prospectus supplement dated February 22, 2021, forming a part of the registration statement on Form F-10 dated February 22, 2021 of Score Media and Gaming Inc., as such may thereafter be amended or supplemented, filed with the United States Securities and Exchange Commission. In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.
/s/ McCarthy Tétrault LLP
McCarthy Tétrault LLP
Toronto, Ontario
February 22, 2021